Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Kingsway Financial Services Inc.

We consent to the inclusion in this annual report on Form 40-F of Kingsway Financial Services Inc. (the “Company") of:

(i)
our audit report dated March 28, 2008 on the Consolidated Balance Sheets of the Company as at December 31, 2007 and 2006, and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for each of the years in the three year period ended December 31, 2007;

(ii)	our Report of Independent Registered Public Accounting Firm dated March 28, 2008 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2007.

KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 28, 2008

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